Proxy Solicitation Script
                                   for
                     Putnam High Yield Advantage Fund


This script provides information to the shareholder and solicits his/her vote by mail.

Putnam:   Good Evening Mr./Ms.          . My name is          and
          I'm calling from Putnam Investments in Boston. I'm calling in regard to the important proxy materials which you should have received for your Fund's shareholders' meeting which will be held in May. This information was mailed to you in early March. The package consisted of a Putnam business envelope with black and red print on the outside of the envelope.
          The words "Important Proxy Material Enclosed   Prompt
          Response Will Save Your Fund Money" were clearly marked on the package. Do you recall receiving it? (Proceed to A or B as applicable).

A         (If the shareholder has received the proxy materials.)

S/H:      Yes.

Putnam: Great, however according to our most recent records, we have not received your proxy ballot which was included in the package. Could you tell me if you have already returned it?

     * If the shareholder received the information, but has not sent it back, continue with: We are calling our shareholders to urge them to read and complete the Proxy ballot enclosed in the package. By promptly doing so, it may save your Fund the cost of an additional mailing.

     *    If the shareholder returned the ballot, continue with:
          Thank you very much for your time, Mr./Ms.          .
          Your vote is very important.

     * If the shareholder threw the ballot away because he/she did not think it was important, proceed to B.

B (If the shareholder has not received the proxy materials.)

S/H:      No.

Putnam: May I confirm your address so that another package can be sent to you? (Confirm address with shareholder.) You will be receiving a duplicate package shortly. We ask only that you read the materials and take a moment to complete and return the proxy ballot. By promptly doing so, it may save your Fund the cost of an additional mailing. If you have any questions in regard to this material, please call us, toll-free, at 1-(800) 225-1581.

Putnam:   Thank you very much for your time, Mr./Ms.         . We
          look forward to receiving your ballot shortly.


          The following information is only to be given if the shareholder would like to know what the proposals are:

Putnam: The 1994 meeting of the shareholders of your Fund will be held on May 5, 1994. Although we would like to have each shareholder attend, we understand this is not always possible. Even if you cannot attend, we need your support on the proposals which will be addressed at the meeting.

S/H:      What are the proposals?

Putnam: The proposals to be acted upon at the meeting are more fully described in the proxy statement. I will be happy to summarize them for you:

          1 ELECTION OF TRUSTEES. All of the nominees have been nominated by the Nominating Committee and are presently Trustees of the Fund.

          2 SELECTION OF AUDITORS. The Trustees have selected Coopers & Lybrand to be the Fund's auditors. You are given the opportunity to ratify or reject this selection. The Trustees recommend that the Fund's shareholders ratify the selection of Cooper's & Lybrand.

          3 APPROVAL OF THE NEW MANAGEMENT CONTRACT. The Trustees recommend that the shareholders approve a new Management Contract between the Fund and Putnam Investment Management, Inc. The proposed Management Contract is identical in all substantive respects to the existing contract, except as follows: Under the new Management Contract, the annual management fee payable by the Fund to Putnam Management would be increased. Based upon the net assets of the Fund as of January 14, 1994 of $777,018,178, the effective annual management fee rate under the proposed fee schedule would be .66% as compared to .52% under the existing schedule. The other substantive change in that the new Management Contract would provide for the payment by the Fund of the compensation and related expenses of certain officers of the Fund and their assistants as the Trustees may determine. The Trustees believe that the proposed new management fee is fair and reasonable and in the best interests of the shareholders of the Fund.


          4 APPROVAL OR DISAPPROVAL OF THE ELIMINATION OF THE FUND'S FUNDAMENTAL INVESTMENT RESTRICTION WITH RESPECT TO INVESTMENTS IN INVESTMENT COMPANIES. The Trustees recommend that the Fund's fundamental investment restriction with respect to investments in investment companies be eliminated to permit the Fund to invest in investments of certain issuers that may be considered to be investment companies. Currently, the Fund's investment restriction generally prohibits the Fund from investing in the securities of other registered investment companies. From time to time, new investment vehicles arise that would assist the Fund in meeting its investment objective but that may be registered investment companies. If the shareholders approve the elimination of this restriction, the Trustees intend to adopt a more flexible non-fundamental restriction (which could be amended or eliminated by the Trustees without a shareholder vote) that would generally prohibit investments by the Fund in registered open-end investment companies like the Fund but would permit investments in other entities that might otherwise be registered investment companies.

          5 APPROVAL OR DISAPPROVAL OF AN AMENDMENT TO THE FUND'S FUNDAMENTAL INVESTMENT RESTRICTION WITH RESPECT TO RESTRICTED SECURITIES. The Trustees recommend that the Fund's fundamental investment restriction with respect to restricted securities be revised to permit the Fund to invest a greater portion of its assets in securities restricted as to resale under the federal securities laws. The Fund's current investment restrictions prohibit it from investing more than 10% of its net assets in restricted securities. The proposed amendment would permit the Fund to invest up to 15% of its net assets in such securities and would exclude from the restriction certain restricted securities that are readily marketable, in order to permit greater flexibility in investing the Fund's assets. Certain state securities laws may limit the ability of the Fund to invest in restricted securities, including restricted securities that are readily marketable.

          6 APPROVAL OR DISAPPROVAL OF AMENDMENTS TO THE FUND'S AGREEMENT AND DECLARATION OF TRUST TO PERMIT ISSUANCE OF ADDITIONAL CLASSES OF SHARES. The Trustees recommend that they be authorized to amend the Fund's Agreement and Declaration of Trust to permit the Trustees, without further shareholder action, to issue one or more additional classes of shares having such preferences and special or relative rights and privileges as the Trustees may determine. The creation of one or more separate classes of shares with different types of sales charges would allow the Fund to take advantage of alternative methods of selling Fund shares. This would permit the Trustees to allocate costs associated with the distribution of shares of a particular class to those investors who elected to purchase shares of such class. Any such additional class of shares would participate in all other respects on an equal proportionate basis with all other classes of shares.

Putnam: Those are the proposals. Can I clarify anything for you? If not, please read the materials carefully, complete the enclosed proxy card and return it promptly in the envelope provided.

S/H:      Thank you for the information.

Putnam:   Thank you for your time, Mr./Ms.        . Your vote is
          very important, and we look forward to receiving it soon.